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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectuses of EOP Operating Limited Partnership for the registration of $4.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58976); $325.0 million of senior exchangeable notes (registration statement no. 333-47754); $2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-43530); $2.0 billion of debt securities and warrants exercisable for debt securities (registration statement no. 333-58689); and in the registration statement (Form S-3MEF) of EOP Operating Limited Partnership for the registration of $60.0 million of debt securities and warrants exercisable for debt securities (registration statement no. 333-42928), of our report dated February 6, 2002, except for Note 26, as to which the date is February 15, 2002, with respect to the consolidated financial statements and schedule of EOP Operating Limited Partnership included in the 2001 Annual Report (Form 10-K) of EOP Operating Limited Partnership. We also consent to the reference to our firm under the caption "Selected Financial Data" in the 2001 Annual Report (Form 10-K) of EOP Operating Limited Partnership.


                                                    Ernst & Young LLP


Chicago, Illinois
March 29, 2002